Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Amprius Technologies, Inc. (a carve-out of Amprius, Inc.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Amprius Technologies, Inc. (a carve-out of Amprius, Inc.) (the Company) as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SingerLewak LLP

We have served as the Company’s auditor since 2021.

San Jose, CA

June 21, 2022, except for the reverse recapitalization described in Note 1 as to which the date is

November 16, 2022

AMPRIUS TECHNOLOGIES, INC.

(A CARVE-OUT OF AMPRIUS, INC.)

BALANCE SHEETS

As of December 31, 2021 and 2020

(In thousands, except share and par value data)

	2021	2020
ASSETS
Current assets:
Cash	$11,489	$2
Accounts receivable	262	348
Inventories, net	500	517
Prepaid expenses and other current assets	156	86
Deferred costs, current	1,769	238

Total current assets	14,176	1,191
Deferred costs, noncurrent	141	217
Property and equipment, net	4,210	5,251

Total assets	$18,527	$6,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$743
Accounts payable	426	2,281
Accrued liabilities	1,294	805
Deferred revenue, current	2,363	116
Other liabilities, current	85	—

Total current liabilities	4,168	3,945
Deferred revenue, noncurrent	501	1,545

Total liabilities	4,669	5,490

Commitments and contingencies (Note 11)
Stockholders’ equity(1):
Common stock, $0.0001 par value; 950,000,000 shares authorized; 65,772,001 and 65,742,883 shares issued and outstanding as of December 31, 2021 and 2020, respectively	7	7
Additional paid-in capital	89,252	66,667
Accumulated deficit	(75,401)	(65,505)

Total stockholders’ equity	13,858	1,169

Total liabilities and stockholders’ equity	$18,527	$6,659

(1)	Restated for the retroactive application to reflect the effect of the Exchange Ratio established in the Business Combination as described in Note 1.

The accompanying notes are an integral part of these financial statements.

AMPRIUS TECHNOLOGIES, INC.

(A CARVE-OUT OF AMPRIUS, INC.)

STATEMENTS OF OPERATIONS

For the years ended December 31, 2021 and 2020

(In thousands, except share and par value data)

	2021	2020
Revenues	$2,772	$4,679
Cost of revenues	7,101	6,695

Gross loss	(4,329)	(2,016)

Operating expenses:
Research and development	1,450	1,330
Selling, general and administrative	4,844	4,103

Total operating expenses	6,294	5,433

Loss from operations	(10,623)	(7,449)

Other income (expense), net:
Interest expense	—	(5)
Gain on forgiveness of PPP loan	743	—
Other income (expense), net	(16)	36

Total other income (expense), net	727	31

Net loss	$(9,896)	$(7,418)

Weighted-average common shares outstanding(1):
Basic and diluted	65,764,502	65,693,821

Net loss per share of common stock(1):
Basic and diluted	$(0.15)	$(0.11)

(1)	Restated for the retroactive application to reflect the effect of the Exchange Ratio established in the Business Combination as described in Note 1.

The accompanying notes are an integral part of these financial statements.

AMPRIUS TECHNOLOGIES, INC.

(A CARVE-OUT OF AMPRIUS, INC.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2021 and 2020

(In thousands, except share and par value data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 1, 2020	45,106,145	$1	$61,761	$(58,087)	$3,675
Retroactive application of business combination (Note 1)	20,563,943	6	(6)	—	—
Balance as of January 1, 2020, as adjusted (Note 1)	65,670,088	7	61,755	(58,087)	3,675
Contributed capital from Parent	—	—	4,826	—	4,826
Exercise of common stock options	72,795	—	4	—	4
Stock-based compensation	—	—	42	—	42
Contribution from Parent related to stock-based compensation	—	—	40	—	40
Net loss	—	—	—	(7,418)	(7,418)

Balance as of December 31, 2020	65,742,883	7	66,667	(65,505)	1,169
Contributed capital from Parent	—	—	20,111	—	20,111
Exercise of common stock options	29,118	—	1	—	1
Stock-based compensation	—	—	1,000	—	1,000
Contribution from Parent related to stock-based compensation	—	—	1,473	—	1,473
Net Loss	—	—	—	(9,896)	(9,896)

Balance as of December 31, 2021	65,772,001	$7	$89,252	$(75,401)	$13,858

The accompanying notes are an integral part of these financial statements.

AMPRIUS TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2021 and 2020

(In thousands, except share and par value data)

	2021	2020
Cash flows from operating activities:
Net loss	$(9,896)	$(7,418)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,441	1,236
Provision for inventory reserve	75	58
Stock-based compensation expense	2,473	82
Loss from disposal of property and equipment	158	—
Gain on forgiveness of PPP loan	(743)	—
Changes in operating assets and liabilities:
Accounts receivable	86	(26)
Inventories	(58)	(135)
Prepaid expenses and other current assets	(70)	(42)
Deferred costs	(1,455)	(26)
Accounts payable	(1,804)	1,840
Accrued liabilities	489	(684)
Deferred revenue	1,203	71
Other liabilities, current	85	—

Net cash used in operating activities	(8,016)	(5,044)

Cash flows from investing activities:
Purchase of property and equipment	(609)	(527)

Net cash used in investing activities	(609)	(527)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	1	4
Capital contributions from parent	20,111	4,826
Proceeds from notes payable	—	743

Net cash provided by financing activities	20,112	5,573

Net increase in cash and cash equivalents	11,487	2
Cash, beginning of year	2	—

Cash, end of year	$11,489	$2

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing information:
Property and equipment accrued but unpaid	$51	$115

The accompanying notes are an integral part of these financial statements.

AMPRIUS TECHNOLOGIES, INC.

(A CARVE-OUT OF AMPRIUS, INC.)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(In thousands, except share and par value data)

1.	NATURE OF OPERATIONS

Nature of Operations

Amprius Technologies, Inc. (f/k/a Kensington Capital Acquisition Corp. IV, a Cayman Islands exempted company incorporated with limited liability) (the “Company” or “Amprius”) was initially incorporated as a Cayman Islands exempted company on March 19, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On September 14, 2022 (the “Closing Date”), the Company completed a business combination pursuant to the Business Combination Agreement, dated May 11, 2022 (the “Business Combination Agreement”), by and among the Company, Kensington Capital Merger Sub Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Amprius Technologies Operating, Inc. (f/k/a Amprius Technologies, Inc., a Delaware corporation) (“Legacy Amprius”). Pursuant to the terms of the Business Combination Agreement, the Company changed its jurisdiction of incorporation by domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company changed its name to “Amprius Technologies, Inc.,” and a business combination between the Company and Legacy Amprius was effected through the merger of Merger Sub with and into Legacy Amprius, with Legacy Amprius surviving as a wholly owned subsidiary of Amprius (together with the Domestication and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

The Business Combination was treated as a reverse recapitalization. Legacy Amprius was determined as the accounting acquirer and Kensington as the accounting acquiree for financial reporting purposes based on evaluation of the following facts and circumstances:

•	the stockholders of Legacy Amprius owned a majority of the shares of the Company following the Business Combination;

•	the board of directors of the Company following the Business Combination was comprised of all of the board members of Legacy Amprius;

•	the senior management of the Company following the Business Combination was the senior management of Legacy Amprius; and

•	Legacy Amprius is larger than Kensington in terms of existing operations and number of employees.

Unless the context otherwise provides, the “Company” and “Amprius” refer (i) prior to the Closing Date, to Legacy Amprius and (ii) after the Closing Date, to Amprius Technologies, Inc. and its subsidiaries, including Legacy Amprius. Kensington Capital Acquisition Corp. IV prior to the Business Combination is referred to herein as “Kensington.”

Amprius has developed and, since 2018, been in commercial production of an ultra-high energy density lithium-ion battery for mobility applications leveraging a disruptive silicon nanowire anode. The Company was incorporated in the state of Delaware on March 16, 2015. The Company is a majority owned subsidiary of Amprius, Inc. (the “Parent”) which was incorporated in the state of Delaware on May 19, 2008. As of December 31, 2021 and 2020, the Parent’s ownership of capital stock represented 99.6% and 99.7%, respectively, of the Company. The Company was established as a separate entity to continue the development operations of the silicon anode begun by the Parent and for the Parent to transition to a holding company. After the Company’s incorporation, the Parent and the Company entered into an intercompany agreement to license the intellectual property rights to continue to develop the silicon nanowire technology. Prior to January 2020, the Company operated as a division of the Parent with an intercompany services agreement. Operating resources such as cash, equipment, facilities, personnel and management were provided by the Parent. Assets such as employees, cash, equipment, intellectual property and facilities were assigned or contributed starting in 2020 and, effective from May 2022, all the operating assets are owned by the Company, including the lease that is entirely for the benefit of the Company and was assigned officially to the Company subsequently. See Note 14 – Subsequent event, transfer of lease. The Company’s sole location and headquarters is in Fremont, California, and is co-located with the Parent’s corporate office. The Parent was the owner in other subsidiaries until February 2022, at which point the Parent had completed the distribution of the equity interests it held in each such subsidiary to the Parent’s stockholders and optionees.

The Company believes its core technology, the silicon nanowire anode for lithium-ion batteries, is a breakthrough development in terms of enabling the use of silicon as an anode in lithium-ion batteries. The Company produces high specific energy density batteries for a variety of applications that require a superior power to weight ratio, which is a critical attribute for batteries used in aerospace and military applications. The Company has manufacturing capability utilizing pilot scale equipment to produce limited quantities of batteries for sale to the aerospace industry and military. In order to scale production to meet the demand of its addressable market, the Company is dependent on the establishment of a high-volume manufacturing facility and the further development of automated anode production equipment.

In connection with the subsequent closing of the Business Combination on September 14, 2022, whereby Legacy Amprius was determined as the accounting acquirer for accounting and reporting purposes, the accompanying financial statements reflect Legacy Amprius’ equity structure, which has been retroactively restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock issued to Legacy Amprius stockholders. As such, the shares, corresponding capital amounts, and net loss per share related to Legacy Amprius common stock have been retroactively restated to reflect the effect of the exchange ratio of approximately 1.45590 (the “Exchange Ratio”) established in the Business Combination.

Liquidity and Capital Resources

The Company has an accumulated deficit of $75,401, as of December 31, 2021, which represents the carved-out portion of costs incurred by the Company from the inception of the Parent. Since inception, the Company has incurred recurring operating losses and cash flow deficits from operations. Management expects to continue to incur additional losses and increased operating expenses in future periods due to negative margins on development contracts, research and development and increase in personnel costs. The Company believes that building and operating a high-volume manufacturing plant will facilitate the Company achieving profitability.

On May 12, 2022, the Company entered into the Business Combination Agreement with Kensington and Merger Sub (see Note 14). Kensington expects to use the available cash following the closing of the Business Combination to fund the design and build-out of a high-volume manufacturing facility. In the event that the Merger is not consummated, the Company believes its current cash resources and estimated proceeds from revenues are sufficient to meet its cash requirements for at least twelve months after the issuance of these financial statements. Additionally, the Parent is committed to contributing $2,800 of cash in the event that the Company’s liquidity is constrained. Besides the retroactive restatement of Legacy Amprius’ equity structure disclosed in Note 1, the financial statements do not include any other adjustments that might result from the outcome of this Business Combination.

Technology Risk

To date, the Company has only produced batteries on a pilot-scale production line for sale in limited quantities. The Company must develop high-volume anode production equipment, methods and processes to achieve profitability. The production equipment to manufacture the proprietary silicon anode in high volume has yet to be developed; however, the Company is actively collaborating with a supplier of high-volume production equipment using existing technology with similar manufacturing processes. The Company’s current prototype anode production process utilizes technologies that are available from existing equipment providers, but this technology must be adapted to the Company’s production requirements to develop this equipment. The equipment required to produce the remainder of the battery components and perform assembly and testing uses existing production equipment and is readily available from multiple suppliers.

Employee Retention Risk

The Company’s success and competitiveness depend on the continued service of key research, engineering, manufacturing, executive and administrative personnel. If the Company is unable to retain, attract and motivate management and key personnel, it may adversely affect business objectives and overall profitability.

Other Risk and Uncertainties

During the two-year period ended December 31, 2021, and subsequently afterward, the Company continued to experience the results of the worldwide COVID-19 pandemic. The COVID-19 outbreak in the United States of America (“U.S.”) has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which included significant provisions to provide relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 variants, and the ultimate impact of the CARES Act and other government initiatives. The COVID-19 pandemic and its resulting economic and other effects could result in significant adverse effects on our customers’ cash flow and their ability to manufacture, distribute, and sell products. This in turn may cause customers to be less able to pay invoices for customization design service or the purchase of finished batteries, or may result in a reduction in the revenue from customization design services or sales of finished batteries that the Company earns which are often dependent on the demand from the customer for the scope of the customized service or number of units to be purchased. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably estimated at this time.

Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. The Company is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on its business. The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the U.S., the European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for the Company to obtain additional funds. Although the Company’s business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which its operations, or those of its customers’ suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact its business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). As the Parent has not historically prepared financial statements for the Company, these financial statements have been prepared from the financial records of the Parent on a carve-out basis derived from the accounting records of the Parent using the historical results of operations and the historical basis of assets and liabilities of the Company, adjusted as necessary to conform to U.S. GAAP.

More specifically, the balance sheets include all the Company’s legal assets, those assets provided by the Parent and liabilities incurred by the Parent on behalf of the Company. The statements of operations for each of the years ended December 30, 2021 and 2020, reflect all expenses and activities directly attributable to the Company, as well as an allocation of the Parent’s general and administrative expenses. The Company did not share facilities or costs with the other three operating subsidiaries with the exception of expenses at Parent for the payroll related expenses for two executive employees of Parent and other legal, tax, insurance and accounting fees which were not identifiable as related to a specific subsidiary (“Shared Expenses”). The Parent executives supported the subsidiary group with governance, management, and investor relations. The Shared Expenses were allocated to the Company based on the time incurred by the Parent executives to support each subsidiary as the level of effort required was not correlated to the level of activity at each subsidiary, revenue, or other financial operating metrics for the subsidiaries.

Management’s estimate of incremental expenses that would have been incurred on a standalone basis for the year ended December 31, 2021 and 2020 were approximately $3,479 and $895, respectively. These expenses consisted of incremental compensation and benefits associated with certain senior executives necessary to depict the Company on a standalone basis.

During the years ended December 30, 2021 and 2020, the Company’s operations were funded by the Parent. The source of financing consisted of proceeds received by the Parent from its issuance of preferred stock.

Management believes the expense allocation methodology and results are reasonable and consistently applied for all comparative periods presented. However, these allocations may not be indicative of the actual expenses that would have been incurred by an independent company or of the costs to be incurred in the future. The financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the period presented.

The significant accounting policies described below, together with other notes that follow, are an integral part of the financial statements.

Emerging Growth Company

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Further, Section 102(b)(1) of the Jumpstart Our Business Startups (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period. This means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances; the results of which form the basis for making judgements that are not readily apparent from other sources. Actual results could materially differ from management estimates using different assumptions or under different conditions.

Significant accounting estimates made by the Company include the following useful lives of property and equipment; evaluation of impairment of long-lived assets; valuation of deferred taxes; valuation of inventory; carve-out of financial statements including the allocation of assets, liabilities and expenses; and the valuation of the fair value of common stock used to determine stock-based compensation expense.

Fair Value of Financial Instruments

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 -	Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 -

Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 -

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

There were no financial assets or financial liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020.

Cash

The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash and cash equivalents. During the year ended December 31, 2020, cash was provided to the Company by the Parent on a “as needed” basis by drawing on a cash sweep account maintained by the Parent. Subsequent to January 1, 2021, upon cash contributions from the Parent of $16,200, the Company maintained a balance in its operating cash account to fund operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and account receivables. The Company’s cash as of December 31, 2021 consists of a demand deposit account. Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250. As of December 31, 2021 and 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Accounts receivable mainly consist of amounts due from U.S. government agencies or sponsored entities and large public entities, which limits the Company’s credit risk. Through December 31, 2021, the Company has not experienced any credit losses.

For the year ended December 31, 2021, two customers represented 56%, and 24% of the Company’s revenues. For the year ended December 31, 2020, three customers represented 49%, 36% and 10% of the Company’s revenues. As of the year ended December 31, 2021, five customers accounted for 25%, 19%, 19%, 18%, and 15% of the Company’s accounts receivable balance. As of December 31, 2020, two customers accounted for 86% and 14% of the Company’s accounts receivable balance.

Segment Reporting

The Company has determined that the Chief Executive Officer is its Chief Operating Decision Maker. The Company’s Chief Executive Officer reviews financial information presented on an aggregate basis for the purposes of assessing the Company’s performance and making decisions on how to allocate resources. Accordingly, the Company has determined that it operates in a single operating and reportable segment. All of the Company’s revenues are geographically earned in the United States and the Company’s property and equipment are located in the United States.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount less any estimated allowances for doubtful accounts. These allowances are based on the Company’s assessment of the collectability of accounts by considering the age of each outstanding invoice and the collection history of each customer, and an evaluation of the potential risk of loss associated with delinquent accounts. Payment terms and conditions vary by contract type, although the Company’s terms generally include a requirement of payment within 30 to 60 days. Accounts receivable balances deemed to be uncollectible are written off against previously established allowances. The Company does not accrue interest on past due balances and requires no collateral. Through December 31, 2021, the Company has not experienced any credit losses from accounts receivable. The Company had no allowance for doubtful accounts as of December 31, 2021 and 2020.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in-first-out cost method. The inventory consists of raw materials as well as finished goods and work-in-process that include material, labor and manufacturing overhead costs. The Company routinely evaluates inventory levels in light of current market conditions in order to identify excess and obsolete inventory, and the Company provides a write-down for certain inventories to their estimated net realizable value. Manufacturing cost of finished goods generally exceed the sales price charged to customers. All products are built to customer orders, as such finish goods are valued no higher than the sale price less selling costs of the customer order. Work-in-process and raw materials are valued at the sale price of the customer orders less the estimated cost to complete and selling costs. The Company assesses raw materials and work-in-process for impairment if the expected finished good has a cost above its estimated selling price less selling costs. When a write-down is recorded, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the new cost basis.

The Company recorded a reduction to the value of inventories to cost of revenue of $75 and $58 during the years ended December 31, 2021 and 2020, respectively.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. These assets are depreciated on a straight-line basis over their estimated useful lives. The useful lives of the property and equipment are as follow:

Pilot production equipment	4-7 years
Lab equipment	4 years
Computers and software	4 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of their useful lives or the term of the lease

Certain custom assets are recorded as construction in progress as they are being constructed. Completed assets are transferred to their respective asset classes, and depreciation begins when an asset is ready for its intended use. Maintenance and repairs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when indicators of impairment exist. The carrying value of a long-lived asset to be held and used is considered impaired when the estimated separately identifiable undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. No impairment charges were recorded for the years ended December 31, 2021 and 2020.

Warranty Liability

The Company warrants the batteries sold to customers will meet the published or agreed upon specification upon receipt. Batteries that do not meet specification are replaced at no charge to the customer. Based on the experience of historical claims and no pending claims and returns of which the Company is aware, the Company had not recorded a warranty liability as of December 31, 2021 or 2020.

Loss Contingencies

In the normal course of business, the Company may be involved in claims and legal proceedings. The Company records a liability for such matters when it is probable that a loss has been incurred and the amounts can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. Legal costs associated with these loss contingencies are expensed as incurred.

Deferred Costs

Capitalization of certain costs are recognized as an asset when the costs relate directly to a customer contract, generate or enhance resources of the Company that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenues in the period when the related revenue is recognized, except when such costs incurred are in excess of the amount expected to be recoverable, in which case they are expensed as incurred into cost of revenues. The recoverable amount equals the amount of consideration that the entity expects to receive in the future and that the entity has received but has not recognized as revenue, in exchange for the goods or services to which the asset relates, less the costs that relate directly to providing those goods or services and that have not been recognized as expenses.

Cost of Revenues

Cost of revenues include materials, direct labor, allocated depreciation expense, and other direct and indirect costs related to revenue contracts. The costs are recognized as and when incurred during the period revenue is recognized.

Research and Development Costs

Research and development (“R&D”) costs mainly consist of salaries and benefits, including stock-based compensation expense and other related personnel costs, depreciation, contract services, materials and supplies, other expenses from outside contractors and suppliers plus an allocation of indirect costs. These costs relate to the conceptual formulation and design of preproduction experimental prototypes and models, including the cost of equipment and material for which there is no alternative future use. The Company capitalizes equipment related to its pilot line used in R&D as it determined that the equipment has alternative future uses in future R&D projects. R&D cost are expensed as incurred.

Advertising Costs

Advertising costs were $44 and $10 for the years ended December 31, 2021 and 2020, respectively, and have been expensed as incurred as selling, general and administrative expense within the statements of operations.

Stock-Based Compensation

Prior to the formation and incorporation of the Company, qualified employees, directors, and contract workers participated in the Parent’s equity incentive plan, including stock option awards. For those employees, directors and contract workers who were transferred to the Company or continued to provide services to the Company and received awards under the Parent’s incentive plan; costs of those awards are recorded as stock-based compensation with a corresponding contribution from the Parent based on the grant date fair value of the awards. After incorporation, the Company established its new equity incentive plan separate from the original equity incentive plan from the Parent. Certain qualified employees, directors and contract workers of the Parent have received stock option awards of the Company. The cost of the stock-based compensation of these awards was recorded by the Company.

The Company measures stock-based compensation expense for all stock-based payment awards based on the estimated fair value of the awards on the date of grant. The fair value of each employee stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The Company recognizes compensation costs for all employee stock-based compensation awards on a straight-line basis over the period from the date of hire or of the grant to the date the award is fully vested. The Company has elected to account for forfeitures as they occur.

The Company estimates the fair value of stock options granted using the Black Scholes option-pricing model.

Expected Term—The expected term of stock options represents the period that the Company’s stock-based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term, the expected term has been derived based on the simplified method for awards that qualify as plain-vanilla options.

Expected Volatility—As the Company is privately held, there is no observable market for the Company’s common stock, and, accordingly, expected volatility has been estimated based on the volatilities of similar publicly-traded companies.

Risk-Free Interest Rate—The Company bases the risk-free interest rate on the implied yield available on the U.S. Treasury zero coupon issues with a remaining term equivalent to the expected term of the option.

Expected Dividend—The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy. The Company has not paid dividends since inception and, currently, management does not anticipate a dividend.

To the extent that future evidence regarding these variables is available and provides estimates that the Company determines are more indicative of actual trends, the Company may refine or change its approach to derive these input estimates. These changes could significantly impact the stock-based compensation expense recorded in the future.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Income taxes in the Company’s financial statements have been allocated in a manner that is systematic, rational, and consistent. The Company’s operations have historically been included in the Parent’s combined U.S. income tax returns. Income tax expense included in the financial statements has been calculated following the separate return method, as if the Company was a stand-alone enterprise and a separate taxpayer for the periods presented. As a result, actual tax transactions included in the consolidated financial statements of the Parent may not be included in these financial statements. Further, the Company’s tax results may not be reflective of the results that the Company expects to generate in the future. The tax treatment of certain items reflected in the financial statements may not be reflected in the consolidated financial statements and tax returns of the Parent. It is conceivable that items such as net operating losses, other deferred taxes, uncertain tax positions and valuation allowances may exist in the financial statements that may not exist in these financial statements.

Since the Company’s results are included in the Parent’s historical tax returns, payments to certain tax authorities are made by the Parent, and not by the Company. For tax jurisdictions where the Company is included with the Parent in a consolidated tax filing, the Company does not maintain taxes payable to or from the Parent and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in the Parent company contributions.

Concurrently with the execution of the Business Combination Agreement, the Company and the Parent entered into the Tax Sharing Agreement. The Tax Sharing Agreement generally provides that, with respect to any U.S. federal consolidated group of which the Parent and the Company are members, the Parent will be responsible for and will indemnify the Company for the tax liability of such group. In addition, the Parent will be responsible for and will indemnify the Company for state taxes of any consolidated, combined or unitary tax group for state tax purposes that includes the Parent and the Company. The Tax Sharing Agreement also provides that the Parent will generally control any tax returns and any tax audits or other proceedings for the taxes addressed by the Tax Sharing Agreement. The Tax Sharing Agreement terminates on the termination of the Business Combination Agreement. The Company does not expect the Tax Sharing Agreement to have a material impact on the results of the Company’s operations on a go-forward basis.

The Company follows the asset and liability method of accounting for income taxes. Deferred tax balances are recognized for the estimated future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for temporary differences that arise from net operating losses and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax balances of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Loss Per Share

Basic net loss per share is computed using the weighted-average number of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. The Company’s potentially dilutive shares consist of shares issuable upon the exercise of stock options. These have been excluded from the diluted loss per share calculation because their effect is anti-dilutive. The basic and diluted loss per share are therefore the same.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board ("FASB") issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-02”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this standard on January 1, 2021, and it did not have a material impact on the Company’s financial statements or the related disclosures.

Accounting Pronouncements Not Yet Effective

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, “Topic 842”). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. ASU 2016-02 will be effective beginning after January 1, 2022. Early adoption is permitted. Management currently estimates the recognition of right of use (“ROU”) assets of $3,059 and lease liabilities for operating leases of $3,256 as of January 1, 2022, with a cumulative impact to accumulative deficit of $154. The ROU assets will be adjusted per Topic 842 transition guidance for the existing deferred rent balance.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Targeted Transition Relief (“ASU 2019-10”), which amends the transition guidance for ASU 2016-13. ASU 2019-10 provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by-instrument basis. ASU 2019-10 is effective for years beginning after December 15,

2022, with early adoption permitted. The Company is currently evaluating the impact ASU 2019-10 will have on the Company’s financial statements and related disclosures.

In October 2021, the FASB issued ASU 2021-07, Compensation—Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards (“ASU 2021-07”). The practical expedient is effective prospectively for all qualifying awards granted or modified during fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application, including application in an interim period, is permitted for financial statements that have not yet been issued or made available for issuance as of October 25, 2021. The Company is currently evaluating the impact ASU 2021-07 will have on the Company’s financial statements and related disclosures.

3.	REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 606, Revenue Recognition, (“ASC 606”), which outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. Revenue is recognized when control of a product or service is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those promised products or services.

Overall

The Company generates revenue from both its arrangements for customization design services for the development of silicon-anode lithium-ion battery technology and from delivery of prototypes and providing finished battery products to its customers.

The customization design services generally provide design and development efforts to configure the Company’s existing battery technology towards a customer’s required specifications, including the delivery of prototypes. The development and delivery of these battery prototypes is a single performance obligation as the individual customization activities performed through delivery of the prototype batteries are not distinct. Revenue is recognized at the point in time when control transfers to the customer, upon final delivery of prototype batteries or completion of the defined service.

The Company recognizes revenue from follow-on orders and standalone sales of battery products to customers at the point in time that control of the product has been transferred to the customer which is generally upon shipment.

To achieve the core principle of revenue recognition, the Company applies the following steps:

1.	Identify the Contract with the Customer

A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations. The Company generally enters into fixed-price agreements with its customers which outline the terms of the business relationship between the customer and the Company. Additionally, the Company may receive purchase orders from customers or enter into statements of work that indicate pricing, performance and delivery obligations, progress payments (if any) and the timing for each transaction.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. At contract inception, the Company also evaluates prior incomplete contracts to determine whether the contract with the customer should be combined and accounted for as a single contract with any prior contract.

2.	Identify the Performance Obligations in the Contract

The promises within each contract for customization design services may vary depending on the customer requirements, however, those contracts contain promises which generally include (a) custom battery design to conform with customer’s requirements, (b) design progress reporting, (c) development of preliminary batteries, (d) testing of battery design and performance, and (e) delivery of final battery prototypes that meet pre-defined customer specifications along with test results of the delivered batteries. Those promises are generally inputs to a combined output to deliver a single final prototype battery and accounted as a single performance obligation.

Contracts for standard batteries for commercial sales are generally ready-made with no customization. Within these contracts, each battery is a distinct performance obligation.

3.	Determine the Transaction Price

Payment terms for the Company’s development contracts are generally based on the achievement of defined milestones. Since revenue is generally recognized at the point in time when control transfers to the customer upon final delivery of prototype battery or completion of the service at the end of the contract (as discussed below in Step 5 - Recognize revenue when, or as, a performance obligation is satisfied), the variable consideration is not considered to be constrained at the inception of the contract and the transaction price equals the cumulative payments to which the Company is entitled to at the end of the contract.

The Company elected to use the practical expedient to disregard the effect of the time value of money in a significant financing component when its payment terms are less than one year. In cases when there is a period of more than one year, the Company only adjusts the transaction price when the financing component is significant and beyond the mitigating effect of the progress payments.

4.	Allocate the Transaction Price to the Performance Obligations in the Contract

The transaction price is allocated to the performance obligations. The Company’s revenue contracts generally contain a single performance obligation; therefore, allocation is not necessary.

5.	Recognize Revenue When, or as, a Performance Obligation is Satisfied

Under the Company’s customized design services arrangements, control generally transfers upon the completion of the battery design and delivery of the final prototype batteries. For follow-on orders and standalone sales of battery products to customers, control generally transfers upon shipment of the product. In some instances, customers may request that the Company bill them for a product but the Company retains physical possession of the product until later delivery, commonly known as “bill-and-hold” arrangements. The Company has an agreement with one customer where title to products ordered through the agreement transfers to the customer when the product is ready for delivery, the customer has requested this arrangement and the batteries are specific to the customer’s order. In these “bill-and-hold” arrangements, the Company recognizes revenue when the product is identified separately as belonging to the customer and the product is ready for delivery to the customer.

Sales and Transaction Taxes

Sales and other taxes collected from customers and remitted to governmental authorities on revenue producing transactions are reported on a net basis and are therefore excluded from revenue in the statements of operations.

Contract Balances

The timing of revenue recognition, billings and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities).

Contract assets primarily relate to the rights to consideration for progress on contractual requirements performed but not billed at the reporting date. The contract assets are transferred to accounts receivable when the rights become unconditional. As of December 31, 2021 and 2020, the Company did not have contract assets recorded.

Accounts receivable is the Company’s right to consideration that is unconditional. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. As of December 31, 2021 and 2020, the accounts receivable balance was $262 and $348, respectively.

Contract liabilities primarily consist of deferred revenue. Deferred revenue is the amount invoiced as progress payments in advance of revenue recognition; and is recognized as revenue when the recognition criteria are met. The Company’s contracts generally permit invoicing based on pre-defined milestones as outlined in the contract. As of December 31, 2021 and 2020, the total deferred revenue balance was $2,864 and $1,661, respectively.

Deferred revenue is classified as long term when the performance obligation is estimated to be satisfied more than twelve months following the balance sheet date. As of December 31, 2021 and 2020, $501 and $1,545 of the total deferred revenue balance was considered long-term, respectively.

As of December 31, 2021, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $4,321. Given the applicable contract terms, $3,277 is expected to be recognized as revenue within one year and $1,044 is expected to be recognized between two to five years. This amount does not include contracts to which the customer is not committed. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.

For the years ended December 31, 2021 and 2020, revenue recognized for the performance obligation of customized design services was $1,621 and $3,956, respectively. For the years ended December 31, 2021 and 2020, revenue recognized for performance obligation of battery shipments was $1,151 and $723, respectively.

For the years ended December 31, 2021 and 2020, revenue recognized under bill-and-hold arrangements was $670 and $409, respectively.

The following table reflects the changes in the Company’s contract liabilities, which is classified as deferred revenue, as of December 31:

	2021	2020
Deferred revenue, beginning of period	$1,661	$1,591
Unconditional rights to invoice but not yet	1,770	1,076
Revenue recognized from prior period deferred	(567)	(1,006)

Deferred revenue, end of period	$2,864	$1,661

Deferred Costs

Capitalization of certain costs are recognized as an asset when the costs relate directly to a customer contract, generate or enhance resources of the Company that will be used in satisfying future performance obligations, and are expected to be recovered. Judgement is applied to determine the eligibility of these costs. If the criteria for capitalization above are not met, the costs are expensed in the period incurred. These costs primarily consist of direct labor, cathode and electrolyte materials, freight and other deferred fulfillment costs eligible for capitalization related to the Company’s customized design service revenue. These costs are recognized when the related revenue is recognized, which is at the completion of the customized design services and delivery of the prototype batteries. At the end of the reporting period, the Company evaluates its deferred costs for impairment. The Company recognizes impairment of deferred costs when it is determined that the costs are no longer recoverable. Deferred costs of $238 and $429 were recognized as costs of revenue in the statements of operations for the years ended December 31, 2021 and 2020, respectively. Deferred costs were $1,910 and $455 as of December 31, 2021 and 2020, respectively. For the years ended December 31, 2021 and 2020, cost of revenues also includes costs incurred on certain customized design service contracts that were in excess of the amount expected to be recovered.

4.	INVENTORY

Inventory balances were comprised of the following as of December 31:

	2021	2020
Raw material	$231	$245
Work in process	14	23
Finished goods	255	249

	$500	$517

The Company recorded a reduction in the value of inventories to cost of revenue of $75 and $58 for the years ended December 31, 2021 and 2020, respectively.

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of December 31:

	2021	2020
Pilot production equipment	$4,041	$2,178
Lab equipment	2,287	2,313
Leasehold improvements	3,439	3,437
Construction in progress	—	1,550
Computers and software	157	152
Furniture and fixtures	85	85

	10,009	9,715
Less: accumulated depreciation and amortization	(5,799)	(4,464)

Total property and equipment, net	$4,210	$5,251

Construction in progress is primarily comprised of the construction of new production pilot equipment. The construction was complete in the third quarter of the year ended December 31, 2021 and assets amounting to $1,865 were placed in service.

Depreciation expense related to property and equipment was $1,441 and $1,236 for the years ended December 31, 2021 and 2020, respectively.

6.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2021	2020
Payroll accrued	$1,066	$420
Accrued expenses	63	247
Deferred rent	87	87
Other accrued liabilities	78	51

	$1,294	$805

7.	NOTES PAYABLE

During May 2020, the Company received a loan pursuant to the Paycheck Protection Program (“PPP”), a program implemented by the U.S. Small Business Administration (“SBA”) under the CARES Act, from a qualified lender, for an aggregate principal amount of $738 (the “PPP loan”). The PPP loan bore interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred, payable monthly commencing November 2020 upon request from the lender.

On June 30, 2021, the Company received a notification from its bank that the SBA approved the Company’s PPP loan forgiveness application, effective June 29, 2021, for the entire unpaid PPP loan balance of $738 and unpaid accrued interest of $5. As a result, the Company recorded a $743 gain on forgiveness of the PPP loan as part of the other income in its statement of operations for the year ended December 31, 2021.

8.	STOCKHOLDERS’ EQUITY

The Consolidated Statement of Stockholders’ Equity has been retroactively adjusted for all periods presented to reflect the Business Combination and reverse recapitalization as described in Note 1.

As of December 31, 2021 and 2020, the Company was authorized to issue 950,000,000 shares of common stock at par value $0.0001 and 65,772,001 and 65,742,883 shares were issued and outstanding as of December 31, 2021 and 2020, respectively. Each holder of common stock is entitled to one vote for each share held and is entitled to receive dividends when and if declared by the board of directors. Through and as of December 31, 2021, the Company has not declared any dividends.

Equity Incentive Plans

2008 Stock Plan

Prior to the formation of the Company, the Parent granted options under its 2008 Stock Plan (the “2008 Plan”) to qualified employees, directors and consultants and some grantees later transferred to the Company upon incorporation of the Company of thereafter. The 2008 Plan provides for the granting of incentive and nonqualified stock options and restricted stock awards to qualified employees, directors and consultants. The options expire 10 years from the date of grant or 90 days from the termination of the recipient, generally vest over two to four years, and are exercisable for shares of the Parent’s common stock. All stock-based compensation costs associated with those awards in the Parent are recorded by the Company as stock-based compensation and contribution from the Parent. Additionally, the Parent grants options under the 2008 Plan to its employees, directors and consultants. These costs are corporate administrative costs that are subsequently allocated to the Company and are recognized as sales, general and administrative expenses on a carve-out basis. As of December 31, 2021, there were 12,642,364 shares of common stock reserved for the 2008 Plan, with 375,546 shares available to be issued.

The disclosures of option activity under the 2008 Plan includes all option activity under the plan although the allocation of expense to the Company solely relates to options issued to employees of the Parent providing services to the Company and employees of the Company that have options outstanding under the

2008 Plan. A summary of option activity under the 2008 Plan for the years ended December 31, 2021 and 2020 and is as follows:

	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance as of January 1, 2020	1,927,978	8,558,849	$0.48	3.82	$11,137
Options granted	(1,393,713)	1,393,713	1.73	—	—
Options exercised	—	(3,000)	0.03	—	1
Options expired	1,475,713	(1,475,713)	0.10	—	—

Balance as of December 31, 2020	2,009,978	8,473,849	0.75	4.52	14,068

Options granted	(3,609,610)	3,609,610	2.43	—	—
Options exercised	—	(51,291)	0.28	—	28
Options expired	1,975,178	(1,975,178)	0.28	—	—

Balance as of December 31, 2021	375,546	10,056,990	$1.49	6.53	$10,995

Options vested and exercisable as of December 31, 2021		9,327,678	$1.46	6.35	$10,401

Options vested and expected to vest as of December 31, 2021		10,056,990	$1.49	6.53	$10,995

2016 Equity Incentive Plan(1)

The Company grants stock-based compensation under its 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan provides for the granting of incentive and nonqualified stock options and restricted stock awards to qualified employees, directors and consultants. The options expire 10 years from the date of grant or 90 days from the termination of the recipient, generally vest over four years, and are exercisable for shares of the Company’s common stock. As of December 31, 2021, there were 16,378,888 shares of common stock reserved for the 2016 Plan, with 5,749,559 shares available to be issued.

A summary of option activity under the 2016 Plan for the years ended December 31, 2021 and 2020 is as follows:

	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance as of January 1, 2020	1,124,473	6,000,484	$0.10	4.90	$2,104
Options granted	—	—	—	—	—
Options exercised	—	(72,795)	0.05	—	29
Options expired	196,544	(196,544)	0.35	—	—

Balance as of December 31, 2020	1,321,017	5,731,145	0.09	3.79	9,654

Shares Authorized	9,099,380	—	—	—	—
Options granted	(4,707,235)	4,707,235	1.77	—	—
Options exercised	—	(29,118)	0.05	—	54
Options expired	36,397	(36,397)	0.21	—	—

Balance as of December 31, 2021	5,749,559	10,372,865	$0.85	5.86	$16,208

Options vested and exercisable as of December 31, 2021		6,348,921	$0.28	3.56	$13,542

Options vested and expected to vest as of December 31, 2021		10,372,865	$0.85	5.86	$16,208

(1)	Number of shares and exercise price disclosed are restated for the retroactive application to reflect the effect of the Exchange Ratio established in the Business Combination in Note 1.

Stock-Based Compensation

2008 Plan

The total intrinsic value of stock options exercised was $28 and $1 for the years ended December 31, 2021 and 2020, respectively. The fair value of options vested for the years ended December 31, 2021 and 2020 was $273 and $9 respectively.

As of December 31, 2021, there was approximately $404 of total unrecognized compensation cost related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of approximately 0.8 years.

2016 Plan

The total intrinsic value of stock options exercised was $54 and $29 for the years ended December 31, 2021 and 2020, respectively. The fair value of options vested during the years ended December 31, 2021 and 2020 was $859 and $42 respectively.

As of December 31, 2021, there was approximately $4,436 of total unrecognized compensation cost related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of approximately 3.3 years.

The table below shows stock-based compensation expense recognized from both the 2008 Plan and 2016 Plan in the statements of operations for the years ended December 31:

	2021	2020
Cost of revenues	$693	$27
Research and development	233	7
Sales, general and administrative	1,547	48

	$2,473	$82

Valuation Assumptions

2008 Plan

The weighted-average assumptions for options granted to calculate the grant date fair value of grants issued under the 2008 Plan were as follows for the years ended December 31:

	2021	2020
Dividend yield	—	—
Expected volatility	52.18%	50.27%
Expected term (in years)	5.01	5.75
Risk-free rate	1.19%	0.14%

The weighted-average grant-date fair value of options granted for the years ended December 31, 2021 and 2020 was $2.50 and $1.73 per share, respectively.

2016 Plan

The Company did not grant any awards to grantees during the year ended December 31, 2020. The weighted-average assumptions for options granted to calculate the grant date fair value of grants issued under the 2016 Plan were as follows for the year ended December 31, 2021:

2021
Dividend yield	—
Expected volatility	51.75%
Expected term (in years)	5.92
Risk-free rate	1.07%

The weighted-average grant-date fair value of options granted for the year ended December 31, 2021 was $1.14 per share(1).

(1)	Restated for the retroactive application to reflect the effect of the Exchange Ratio established in the Business Combination in Note 1.

9.	NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31:

	2021	2020
Numerator:
Net loss	$(9,896)	$(7,418)

Denominator:
Weighted-average number of common shares outstanding(1)	65,764,502	65,693,821

Basic and diluted net loss per common share(1)	$(0.15)	$(0.11)

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the years ended December 31:

	2021	2020
Stock options(1)	$10,372,865	$5,731,145

(1)	Restated for the retroactive application to reflect the effect of the Exchange Ratio established in the Business Combination in Note 1.

10.	INCOME TAXES

The Company did not file separate tax returns as they were included in the consolidated tax reporting of the Parent entity, within the respective entity’s tax jurisdiction. Accordingly, the income tax provision included in these carve out financial statements was calculated using a method consistent with a separate return basis, as if the Company had been a separate taxpayer.

The components of loss before income taxes for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
U.S.	$(9,896)	$(7,623)

For the years ended December 31, 2021 and 2020, there was no provision (benefit) for income taxes.

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows for the years ended December 31:

	2021	2020
Statutory rate	21.00%	21.00%
State tax	7.14%	7.33%
Tax credits	0.40%	0.44%
Valuation allowance	(27.48%)	(28.41%)
Other	(1.06%)	(0.36%)

	0.00%	0.00%

Significant components of the Company’s net deferred taxes were as follows as of December 31:

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$17,646	$16,296
Accruals, reserves and others	757	198
Tax credits	1,900	1,807
Capitalized R&D	479	—

Total deferred tax assets	20,782	18,301

Deferred tax liabilities:
Property and equipment	(85)	(323)

Total deferred tax liabilities	(85)	(323)

Less: valuation allowance	20,697	17,978

Net deferred taxes	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence is the cumulative losses incurred since inception supported by negative subjective evidence of no expectations of future taxable income. Based on this evaluation, as of December 31, 2021, and 2020, the Company determined that its federal and state net deferred tax assets of approximately $20,697 and $17,978, respectively, are subject to a full valuation allowance, as it is more-likely-than-not that the net deferred tax assets will not be realized. The net change in total valuation allowance is an increase of $2,719 and $2,165 for the years ended December 31, 2021, and 2020, respectively.

Net operating losses and tax credit carryforwards were as follows as of December 31, 2021:

	Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$24,759	Do Not Expire
Net operating losses, federal (Pre January 1, 2018)	$38,999	2028-2037
Net operating losses, state	$60,962	2029-2041
Tax credits, federal	$1,396	2034-2041
Tax credits, state	$1,440	N/A

Utilization of net operating losses and tax credit carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, in the event of a change in the Company’s ownership, as defined in current income tax regulations. Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. As a result of such ownership changes, the annual limitation may result in the expiration of net operating losses and credits before utilization. The Company and its Parent performed a Section 382 analysis through March 15, 2021. The Company and its Parent have experienced ownership changes in the past. The ownership changes will not result in a limitation that will materially reduce the total amount of net operating loss carryforwards and credits that can be utilized. Subsequent ownership changes may affect the limitation in future years.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

January 1, 2020	$648
Additions based on tax positions related to 2020	26
Additions for tax positions of prior years	—

December 31, 2020	674

Additions based on tax positions related to 2021	35
Additions for tax positions of prior years	—

December 31, 2021	$709

The entire amount of the unrecognized tax benefits would not impact the Company’s effective tax rate if recognized and there would be no cash tax impact. The Company has elected to include interest and penalties as a component of tax expense. For the years ended December 31, 2021 and 2020, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.

The Parent files income tax returns in the U.S. federal and California tax jurisdictions. The federal and state income tax returns from inception to December 31, 2021 remain subject to examination.

11.	COMMITMENTS AND CONTINGENGIES

Leases Obligations

The Company has a space and facility sharing arrangement with the Parent to use the equipment owned by the Parent and the facilities leased by the Parent as its administrative and sales office, research and development laboratory, and production and engineering facilities. The lease is entirely for the benefit of the Company and, although the legal obligation is with the Parent, the substance of transaction resulted in the

Company recording the lease obligation and commitments in these carve-out financial statements. For the years ended December 31, 2021 and 2020, the Company paid the Parent an average monthly fee of $42 to share the facilities. In addition, the Company is responsible for variable utilities and common expenses for the facility incurred by the landlord. The Company recognizes rent on a straight-line basis over the lease term and recognizes any differences in rent paid and expense as deferred rent within accrued liabilities on the balance sheets.

The current lease has an expiration date of June 30, 2024, with a single option to extend the lease for 60 months.

The future minimum lease commitments as of December 31, 2021 are as follows:

Year ending December 31:
2022	$525
2023	540
2024	276

$1,341

Other Matters

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

12.	RELATED PARTY TRANSACTIONS

Related Party Transactions with the Parent

Officers and directors of the Company were the same individuals as the officers and directors of the Parent for the year ended December 31, 2020. During the year ended December 31, 2021, the Company hired a Chief Financial Officer (“CFO”) separately from that of the Parent, and the board of directors of the Company was comprised of four members, who were also members of the board of directors of the Parent.

The Company has the following arrangements with the Parent regarding general financing activities, sharing the facilities, services and licensing to support the operation of the Company in the ordinary course of its business:

•

The Company has a service agreement for the Parent to provide certain services such as administration, management service, information technology and engineering services to support the operation of its business. The cost attributable to the Company is calculated using a percentage allocation of total cost incurred. Allocated services costs amounted to $1,363 and $399 for the years ended December 31, 2021 and 2020, respectively, out of which $967 was related to stock compensation for the year ended December 31, 2021. The stock-based compensation included in allocated service cost is immaterial for the year ended December 31, 2020.

•

For the year ended December 31, 2021, the Company recorded capital contributions of $21,584, which is the sum of the contributed capital from the Parent of $20,111 and the contribution from the Parent related to stock-based compensation of $1,473 in the statements of stockholders’ equity. For the year ended December 31, 2020, the Company recorded capital contributions of $4,866, which is the sum of the contributed capital from the Parent of $4,826 and the contribution from the Parent related to stock-based compensation of $40 in the statements of stockholders’ equity. The total capital contributions since inception were $88,009 and $66,425 as of December 31, 2021 and 2020, respectively.

•

The Company’s board of directors formally approved the treatment of all intercompany advances as forgiven in March 2021. In substance, since inception and for the year ended December 31, 2020, the intercompany transactions between the Company and the Parent have been included in these financial statements and are determined to be forgiven at the time the transaction occurs, as the intent of the arrangement from inception was capital contributions. Intercompany transactions subsequent to March 2021 were also made in the form of capital contributions. The total net effect of the settlement of these transactions is presented as financing activities within the statements of cash flows and represented within additional paid-in capital on the balance sheets.

•	The Company has a licensing agreement with the Parent to use patents and licenses owned by the Parent.

See Note 11 for the related party lease transaction.

Related Party Transactions with Affiliate Subsidiaries

The Company also purchases raw materials and development materials from two subsidiaries under common control of the Parent, Amprius Wuxi and Amprius Nanjing. As of December 31, 2021, the outstanding payables balance from affiliate subsidiaries totaled $18. As of December 31, 2020, there were no outstanding payables from affiliate subsidiaries. For the years ended December 31, 2021 and 2020, such purchases recorded as cost of revenues totaled $264 and $447, respectively.

13.	EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution savings plan (the “401(k) Plan”) to provide retirement income to all qualified employees of the Company. The Company is not required to make, and did not make, any contributions to the 401(k) Plan for the years ended December 31, 2021 and 2020.

14.	SUBSEQUENT EVENTS

Distribution of China Subsidiaries by Parent

During the first quarter of 2022, the Parent distributed shares in all of its other subsidiaries: (i) Amprius (Hong Kong) Limited, owner of Amprius (Nanjing) Co., Ltd., (ii) Amprius (Hong Kong-2) Limited, owner of Amprius (Wuxi) Co., Ltd. and (iii) Amprius Energy, Inc. to stockholders and optionees of the Parent. Distributions with respect to each of the distributed entities were made in proportion to current equity holdings in the Parent. All Parent equity holders received common stock in each such entity in proportion to their percentage holdings of the Parent shares on an as-converted basis. Parent preferred holders also received a non-convertible preferred stock in each such entity with liquidation preferences in proportion to the relative preference amounts of their preferred stock held. At the conclusion of the distribution, the Parent’s sole assets were cash and ownership in the Company.

Grants(1)

Subsequent to December 31, 2021 and through the date these financial statements were available to be issued, the Company granted 3,744,386 new options under the 2016 Plan at an average exercise price of $2.60 per share. The options vest over a 4-year period commencing on the options vesting start date and expire in ten years. The fair value of the options issued was approximately $2.01 per share. There is approximately $7,519 of total unrecognized compensation expense related to these grants. To determine the fair value of common stock as of the grant date for options granted subsequent to December 31, 2021, the Company performed a linear interpolation between the March 29, 2022 valuation date and the fair value implied by the current Business Combination assuming an exchange ratio of 1.45823 shares of common stock of New Amprius, the surviving entity upon completion of the Business Combination, for each share of the common stock of the Company expected to be outstanding and an estimated date for the completion of the Business Combination.

Business Combination

Effective May 12, 2022, the Company entered into the Business Combination Agreement with Kensington and Merger Sub. Pursuant to the terms of the Business Combination Agreement, subject to customary closing conditions, including shareholder approval, the Merger will be consummated, Kensington will domesticate as a corporation under the laws of the state of Delaware, and Kensington will change its name to “Amprius Technologies, Inc.” The transactions contemplated by the Business Combination Agreement are subject to numerous conditions, and there can be no assurance that such conditions will be satisfied. In connection with the closing, the cash held in trust by Kensington (following satisfaction of redemption by public stockholders) will become available for general corporate purposes, along with any additional proceeds that may be received from any related equity financing that closes in connection with the closing of Business Combination.

The Company is expected to be the accounting acquirer and the Business Combination is expected to be accounted for as a “reverse recapitalization,” whereby the financial statements of the combined entity represent the continuation of the financial statements of the Company. Accordingly, the assets, liabilities and results of operations of the Company are expected to become the historical financial statements of the post-combination company, and Kensington’s assets, liabilities and results of operations is expected to be consolidated with Amprius beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of the Company in future reports. The net assets of the Company are expected to be recognized at carrying value, with no goodwill or other intangible assets recorded. The Business Combination was consummated on September 14, 2022 as disclosed in Note 1.

Transfer of Lease

Effective May 1, 2022, the Parent assigned the Company the office lease that covers the facilities that the Company uses in its operations. Historically, the Company recognized this lease in its carved-out financial statements, as it is the sole user of the underlying facilities in its operations.

Transfer of Intellectual Property

Effective May 12, 2022, the Parent assigned to the Company all patents and patent applications, as well as registered trademarks and trademark applications, used by the Company in its operations under an Intellectual Property Rights agreement. This transfer of intellectual property does not have any financial impact on the Company’s balance sheet.

(1)	Restated for the retroactive application to reflect the effect of the Exchange Ratio established in the Business Combination in Note 1.

Termination of Intercompany Agreements

On June 8, 2022, the Parent and the Company entered an agreement to terminate the intercompany service and license agreements (“Intercompany Agreements”) upon the closing date of the Business Combination. The Parent and the Company will be released and discharged from any and all past, present and future claims; causes of action; damages; liabilities; costs and expenses; and compensation of any nature that either the Parent or the Company may assert or exercise against the other resulting from any Intercompany Agreements. The Parent and the Company will also waive and relinquish any rights to bring any action, suit, or proceeding for any claims against the other with respect to any and all matters related to the Intercompany Agreements.

The Company considers events or transaction that occur after the balance sheet date, but before the financial statements were available to be issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosure. The Company has evaluated subsequent events through June 21, 2022, which is the date these financial statements were available to be issued. Management is not aware of any material events other than those mentioned above.